EXHIBIT 4.3
STOCKHOLDERS’ AGREEMENT
between
OPNEXT, INC.
and each of
HITACHI, LTD.
CLARITY PARTNERS, L.P.
CLARITY OPNEXT HOLDINGS I, LLC
and
CLARITY OPNEXT HOLDINGS II, LLC
Dated as of July 31, 2001

STOCKHOLDERS’ AGREEMENT
     THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made as of July 31, 2001 by and among OpNext, Inc., a Delaware corporation (the “Company”), Hitachi, Ltd., a corporation organized under the laws of Japan (“Hitachi”), Clarity Partners, L.P., a Delaware limited partnership (“Clarity”), Clarity OpNext Holdings I, LLC, a Delaware limited liability company (“Holdings I”) and Clarity OpNext Holdings II, LLC, a Delaware limited liability company (“Holdings II,” and together with Clarity and Holdings I, the “Clarity Parties,” and each, a “Clarity Party”). Hitachi and the Clarity Parties are collectively referred to herein as “Stockholders.” Capitalized terms used herein are defined in Section 14 hereof.
     WHEREAS, Hitachi and the Clarity Parties desire to jointly own a corporation that will, through its subsidiaries, be the successor to the Business.
     WHEREAS, pursuant to the terms of a Business Transfer Agreement dated as of December 6, 2000, Hitachi made a capital contribution, in the form of a cash payment, to OpNext Japan, Inc., a corporation organized under the laws of Japan and a wholly-owned subsidiary of Hitachi (“OpNext Japan”), and OpNext Japan used such contributed funds to purchase the Business.
     WHEREAS, pursuant to the terms of an Amended and Restated Stock Purchase Agreement (the “Stock Purchase Agreement”), and a Stock Contribution Agreement, each dated as of the date hereof (the “Stock Contribution Agreement”), Hitachi contributed 100% of the equity interests in OpNext Japan to the Company in exchange for 105,000,000 shares of the Company’s Class A Common Stock, par value $0.01 per share, each of which has ten votes per share (the “Class A Common”); and pursuant to the terms of the Stock Purchase Agreement, the Clarity Parties purchased the number of shares of Class A Common set forth next to the name of each Clarity Party on Annex A attached hereto.
     WHEREAS, Hitachi and Clarity presently anticipate that the Company will issue 15% of its equity to employees in the form of stock options, 20% for mergers and acquisitions, 10% in an initial public offering, and 5% to strategic investors, at such times and in such amounts as are approved by the Company’s board of directors.
     WHEREAS, the Company and the Stockholders desire to enter into this Agreement for the purpose, among others, of (i) establishing the composition of the Company’s Board of Directors (the “Board”), (ii) limiting the manner and terms by which the Common Stock may be transferred and (iii) establishing the terms and agreements concerning the parties’ relationships and providing for the corporate governance of the Company. This Agreement is being executed and is becoming effective concurrently with the Closing under the Stock Purchase Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

     Section 1. Board of Directors.
     (a) From and after the date hereof and until all of the provisions of this Section 1 cease to be effective, each Stockholder shall vote all of its or his Common Stock and any other Voting Securities of the Company over which such Stockholder has voting control and shall take all necessary or desirable actions within its or his control (whether in its or his capacity as a stockholder, director, member of a Board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special Board and stockholder meetings), so that:
     (i) the authorized number of directors on the Board shall be established at five (5) directors;
     (ii) the following Persons shall be elected to the Board on the Closing Date:
     (A) three (3) representatives designated by Hitachi (the “Hitachi Directors”);
     (B) one (1) representative designated by Clarity (the “Clarity Director”); and
     (C) the Chief Executive Officer of the Company (the “Management Director”);
     (iii) the removal from the Board (with or without cause) of any Hitachi Director or Clarity Director shall be at the written request of the Stockholder originally entitled to designate such director, but only upon such written request and under no other circumstances;
     (iv) if the Management Director ceases to be the Chief Executive Officer of the Company, he shall be removed as a director promptly after his employment in such office ceases; and
     (v) in the event that any Hitachi Director, Clarity Director or Management Director ceases to serve as a member of the Board during his/her term of office, the resulting vacancy on the Board shall be filled in the manner provided in subsections 1(a)(ii)(A) through (C) above, as the case may be.
     (b) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board and any committee thereof.

     (c) The provisions of this Section 1 shall terminate automatically and be of no further force and effect upon the first to occur of (i) an Initial Public Offering or (ii) a Sale of the Company; provided that the parties acknowledge and agree that Clarity shall be entitled to maintain for itself the rights set forth in Section 1(a)(ii)(B), notwithstanding such termination so long as the Clarity Parties and their Affiliates own Voting Securities of the Company possessing more than 10% of the total voting power of all outstanding Voting Securities of the Company.
     (d) If any party fails to designate a representative to fill a directorship pursuant to the terms of this Section 1, and following notice from the Company, the election of an individual to such directorship shall be accomplished in accordance with the Company’s by-laws and applicable law.
     (e) Clarity shall have the right to designate two Observers to the Board, who shall be entitled to attend all meetings of the Board and to receive all notices of Board meetings and other materials distributed to directors, but who shall not be entitled to vote. Notwithstanding the foregoing, Hitachi and the Company shall have the right to withhold from the Observers any confidential information which the Company, Hitachi or the Hitachi Directors deem to be inappropriate to disclose to such Observers (and shall have the right to exclude such Observers from any portion of a board meeting where such confidential information is discussed). Such Observers shall initially be Stephen P. Rader and Fumio Uehara.
     (f) No party has taken or shall take any action that conflicts with, or for the purpose or with the effect of frustrating or circumventing, the provisions of this Section 1, including, without limitation, the grant of a proxy to, or entering into a separate voting agreement with, a third party, without the consent of the other parties.
     Section 2. Actions Requiring Board and Clarity Director Approval.
     (a) Actions Requiring Board Approval. So long as any share of Class A Common remains outstanding, the Company shall not, and shall not permit any Subsidiary to, without the approval of the Board:
     (i) Dividends. Directly or indirectly declare or pay any dividends or make any distributions upon any of the Company’s capital stock or other equity securities;
     (ii) Issuances. Except as contemplated in Section 7(c) hereof, authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise), or permit any Subsidiary to authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise) of, (a) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features) or (b) any equity securities (or any securities convertible into or exchangeable for any equity securities) or rights to acquire any equity securities, other than the issuance of equity securities by a Subsidiary to the Company or another Subsidiary;
     (iii) Indebtedness. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, Indebtedness exceeding $1 million in any single transaction and/or an aggregate principal amount of $10 million outstanding at any time on a consolidated basis;
     (iv) Agreements with Insiders. Except for entering into this Agreement and the agreements permitted by the Stock Purchase Agreement, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary’s officers, directors, employees, stockholders (or with any of their respective Affiliates) or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for customary employment arrangements and benefit programs on reasonable terms and except for such agreements, transactions, commitments or arrangements that do not exceed $1 million in the aggregate on a consolidated basis during any 12-month period;
     (v) Amendment of Governing Documents. Except as expressly contemplated by this Agreement, make, or permit any Subsidiary to make, any amendment to the Company’s Certificate of Incorporation or by-laws or to any Subsidiary’s certificate of incorporation or bylaws (or comparable charter documents with respect to a foreign entity), as applicable, including without limitation any amendment that alters any terms or rights of any security of the Company;
     (vi) Business Plan and Budget. Approve any business plan or annual budget of the Company or any of its Subsidiaries for any fiscal year or years or deviate therefrom in any material respect with respect to any one line item or in the aggregate;
     (vii) Mergers and Consolidations. Merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person;
     (viii) Liquidations, Bankruptcy or Restructurings. Liquidate, dissolve, elect to declare bankruptcy or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes) with respect to the Company or any Subsidiary;
     (ix) Loans; Guaranties; Investments. Make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person (other than a Wholly Owned Subsidiary) exceeding $500,000 in any individual transaction and/or $5 million in the aggregate on a consolidated basis during any twelve-month period, except for Permitted Investments;
     (x) Capital Expenditures. Make any capital expenditure (including, without limitation, payments with respect to capital leases, as determined in accordance with US GAAP consistently applied) exceeding $500,000 in any individual transaction;
     (xi) Agreements. Become subject to, or permit any of its Subsidiaries to become subject to, (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Company’s right to perform the provisions of this Agreement, the Stock Purchase Agreement, any of the Collateral Agreements, the Certificate of Incorporation or the Company’s by-laws;
     (xii) Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Liens other than Permitted Liens;
     (xiii) Acquisitions. Acquire, or permit any Subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture;
     (xiv) Leases. Enter into any lease or other rental agreement (excluding capital leases, as determined in accordance with US GAAP consistently applied) under which the amount of the aggregate lease payments exceeds $500,000 in any individual transaction;
     (xv) Material Change in the Scope of the Business. Enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any business other than the design, development, manufacturing, marketing, distribution and sale of Restricted Products.
     (xvi) Long-Term Supply Agreements. Become subject to, or permit any of its Subsidiaries to become subject to (including, without limitation, by way of renewal of, amendment to or modification of) any agreement relating to the purchase of any supplies or materials by the Company or Subsidiary, as the case may be, and having a term greater than one year;
     (xvii) Licensing Agreements. Become subject to, or permit any of its Subsidiaries to become subject to (including, without limitation, by way of renewal of, amendment to or modification of) any material agreement, entered into other than in the normal course of business operations, relating to the license of Intellectual Property Rights;

     (xviii) Repurchase of Securities. Directly or indirectly repurchase or otherwise acquire, or permit any Subsidiary to repurchase or otherwise acquire, any of the Company’s or any Subsidiary’s capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities), except for repurchases of Common Stock from employees of the Company and its Subsidiaries upon termination pursuant to arrangements approved by the Board so long as no default under any material agreement of the Company or Subsidiary is caused by any such repurchase;
     (xix) Sale of Assets. Sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, assets of the Company and its Subsidiaries exceeding $100,000 (computed on the basis of the greater of book value, determined in accordance with US GAAP consistently applied, or fair market value, determined by the Board in its reasonable good faith judgment) in any transaction or series of related transactions or sell or permanently dispose of any of its or any Subsidiary’s material Intellectual Property Rights;
     (xx) Employment of Senior Executives and Managers. Hire or terminate any senior executive or manager of the Company or any Subsidiary or increase any compensation (including salary, bonuses and other forms of current and deferred compensation) payable to any senior executive or manager of the Company or any Subsidiary or create or eliminate any senior executive or management position with the Company or any Subsidiary;
     (xxi) Incentive Plans. Amend or modify any stock option plan or employee stock ownership plan as in existence as of the Closing, adopt any new stock option plan or employee stock ownership plan or issue any shares of Common Stock to its or its Subsidiaries’ employees other than pursuant to the Company’s existing stock option and employee stock ownership plans; and
     (xxii) Selection of Professionals. Appoint or retain any professional advisors of the Company or any Subsidiary (including, without limitation, any legal counsel, accounting firm, underwriter, investment banking firm or engineering consultant).
     The provisions of this Section 2(a) are intended only as policy guidelines for the operation of the Company and are not intended to limit the Board’s rights and duties under applicable law. The Board may change these guidelines at any time.
          (b) Actions Requiring Approval of the Clarity Director.
     (i) So long as any Clarity Party holds any shares of Class A Common, the Company shall not, and shall not permit any Subsidiary to, without the approval of the Board including the approval of the Clarity Director, take any of the following actions:

     (A) Dividends. Directly or indirectly declare or pay any dividends or make any distributions upon any of the Company’s or any Subsidiary’s (other than distributions to Wholly Owned Subsidiaries) capital stock or other equity securities;
     (B) Issuances. Except as contemplated in Section 7(c) hereof, authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise), or permit any Subsidiary to authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise) of (a) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features) or (b) any equity securities (or any securities convertible into or exchangeable for any equity securities) or rights to acquire any equity securities, other than issuances of equity securities by a Subsidiary of the Company or another Wholly Owned Subsidiary and issuances pursuant to the Stock Option Plan (as defined in the Stock Purchase Agreement);
     (C) Indebtedness. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, Indebtedness exceeding $1 million and/or an aggregate principal amount of $10 million outstanding at any time on a consolidated basis;
     (D) Agreements with Insiders. Except for entering into the Collateral Agreements and the transactions set forth therein, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with Hitachi or any of Hitachi’s Affiliates or any of their respective officers, directors, employees, stockholders (or any of their respective Affiliates) or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for customary employment arrangements and benefit programs on reasonable terms and except for such agreements, transactions, commitments or arrangements that do not exceed $1 million in the aggregate on a consolidated basis during any 12-month period and which are no less favorable to the Company or such Subsidiary than the Company or such Subsidiary could otherwise obtain from non-Affiliates;
     (E) Amendment of Governing Documents. Except as expressly contemplated by this Agreement, make or permit any Subsidiary to make, any amendment to the Company’s Certificate of Incorporation or by-laws or to any

Subsidiary’s certificate of incorporation or by-laws (or comparable charter documents with respect to a foreign entity), including without limitation any amendment that alters any terms or rights of any security of the Company;
     (F) Material Change in the Scope of the Business. Enter into, or permit any Subsidiary to enter into any business involving activities other than those activities described in Section 12(b)(ii).
     (G) Mergers and Consolidations. Merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person other than a Wholly Owned Subsidiary, or agree to any Sale of the Company;
     (H) Loans; Guaranties; Investments. Make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person (other than a Wholly Owned Subsidiary), exceeding $5,000,000 in the aggregate on a consolidated basis during any 12-month period, other than a Permitted Investment or acquire any assets outside the ordinary course of business in excess of $5,000,000 in the aggregate on a consolidated basis;
     (I) Repurchase of Securities. Directly or indirectly repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of the Company’s or any Subsidiary’s capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities), except for repurchases of Common Stock from employees of the Company and its Subsidiaries upon termination pursuant to arrangements approved by the Board so long as no default under any material agreement of the Company or Subsidiary is caused by any such repurchase and except for repurchases expressly permitted by this Agreement;
     (J) Changes in Tax or Accounting Policies. Make any change in the Company’s or any Subsidiary’s accounting policies unless such change is not reasonably expected to be adverse to the Company or any such Subsidiary or, if such change is reasonably expected to be adverse to the Company or such Subsidiary, the Company or such Subsidiary is indemnified by Hitachi on terms reasonably acceptable to Clarity. Make any election to report the Company’s or any Subsidiary’s financial results on a basis other than US GAAP. Make any tax election or assert any position in any Tax Return with respect to the Company or any of its Subsidiaries in response to a specific concern or position of Hitachi unless such election or position could not reasonably be expected to be adverse to the Company or any of its Subsidiaries (or, if such election or assertion is reasonably expected to be adverse to the Company or such Subsidiary, such election or assertion shall be permitted if the Company or such Subsidiary is indemnified by Hitachi on terms reasonably acceptable to Clarity).
     (K) Liquidations, Bankruptcy or Restructurings. Liquidate, dissolve, elect to declare bankruptcy or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes) or do any of the foregoing for a Subsidiary;
     (L) Pledge of Assets; Credit Support. Pledge the assets of the Company or any Subsidiary (including the Business) or require any Stockholder to grant a lien on any of its Stockholder Shares or otherwise provide credit support to the Company or any Subsidiary; and
     (M) Sale of Assets. Sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 10% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of the greater of book value, determined in accordance with US GAAP consistently applied, or fair market value, determined by the Board in its reasonable good faith judgment) in any transaction or series of related transactions or sell or permanently dispose of any of its or any Subsidiary’s material Intellectual Property Rights.
     (ii) The provisions of this Section 2(b) shall terminate upon the earliest of (a) the consummation of an Initial Public Offering and (b) the consummation of a Sale of the Company.
     (c) Applicability. The provisions of this Section 2 shall not apply to the entering into of the Stock Purchase Agreement and the Collateral Agreements and the consummation of the transactions permitted by such agreements.
     (d) Arbitration. With respect to any proposed action of the Company or any Subsidiary that is submitted to the Board during the five-year period following the Closing and is subject to Section 2(b), Hitachi may not submit such matter to the arbitration provisions of Section 22 of this Agreement unless and until the matter was both supported by the Hitachi Directors and rejected by the Clarity Director at two consecutive regularly scheduled Board meetings and, as a result, the Board affirmatively rejected such proposed action. The arbitrators shall be empowered to resolve the dispute on a binding basis. If the arbitrators find in favor of Hitachi, the approval of the Clarity Director shall no longer be required for the Board to take such action and, if the arbitrators find in favor of the Clarity Parties, such matter will not be put before the Board again without Clarity’s consent.

     Section 3. Covenants.
     (a) Financial Statements and Other Information. Following the Closing, for so long as such Stockholder holds any shares of Class A Common, the books and records of the Company shall be maintained in English and the financial accounts shall be kept and stated in US Dollars and US GAAP and the Company shall deliver to each Stockholder:
     (i) Within 45 days after the end of each quarterly accounting period in each fiscal year, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter, setting forth, in each case, comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with US GAAP, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments, and shall be certified by the Company’s chief financial officer;
     (ii) within 90 days after the end of each fiscal year, audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the Company’s annual budget and to the preceding fiscal year, all prepared in accordance with US GAAP, consistently applied;
     (iii) at least ten days prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis with respect to statements of income and on a quarterly basis with respect to cash flows and balance sheets for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets, and within 30 days after any such period in which there is a material deviation from the annual budget, an Officer’s Certificate explaining the deviation and what actions the Company has taken and proposes to take with respect thereto; and
     (iv) promptly (but in any event within five Business Days) after the discovery or receipt of notice thereof, any default under or breach of, any material agreement to which it or any of its Subsidiaries is a party, any condition or event which is reasonably likely to result in any material liability under any statute or regulation relating to public health and safety, worker health and safety or pollution or protection of the environment or any other material adverse change, event or circumstance affecting the Company or any Subsidiary (including, without limitation, the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), and an Officer’s Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;
     (v) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Person entitled to receive information under this Section 3(a) may reasonably request.
     Notwithstanding the foregoing, the provisions of this Section 3(a) shall cease to be effective so long as the Company (i) is subject to the periodic reporting requirements of the Securities Exchange Act and continues to comply with such requirements and (ii) promptly provides to each Person otherwise entitled to receive information pursuant to this Section 3(a) all reports and other materials filed by the Company with the Securities and Exchange Commission pursuant to the periodic reporting requirements of the Securities Exchange Act; provided that so long as any shares of Class A Common remain outstanding, the Company shall continue to deliver to each Stockholder (so long as such Stockholder holds any Class A Common) the information specified in subsection 3(a)(iv).
     Except as otherwise required by law or judicial order or decree or by any governmental agency or authority, each Person entitled to receive information regarding the Company and its Subsidiaries under Section 3(a) shall use its best efforts to maintain the confidentiality of all nonpublic information obtained by it hereunder which the Company has reasonably designated as proprietary or confidential in nature; provided that each such Person may disclose such information in connection with the sale or permitted transfer of any Common Stock if such Person’s transferee agrees in writing to be bound by the provisions hereof. Notwithstanding the foregoing, the parties to this Agreement acknowledge that they are subject to nondisclosure obligations under the other Collateral Agreements, and agree that no party may obtain or disclose any information hereunder in order to avoid such party’s obligations under such other Collateral Agreements.
     (b) Inspection of Property. Subject to the final paragraph of Section 3(a), the Company shall permit any representatives designated by a Stockholder (so long as such Stockholder holds any Class A Common), upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries. The presentation of an executed copy of this Agreement by any such Stockholder to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons.
     (c) Current Public Information. At all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, the Company shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder and shall take such further action to the extent required to enable the sale of securities of the Company pursuant to (i) Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission or (ii) a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the Securities and Exchange Commission.
     (d) Consultation With Clarity. In the preparation of its annual business plan and budget, representatives of the Company shall consult with Clarity and shall in good faith consider the views expressed by Clarity with respect to such plan and budget.
     (e) Place of Business. The parties acknowledge that the Company will have its principal place of business in the United States. It is agreed that such principal place of business initially will be in the State of New Jersey.
     Section 4. Accounting Consolidation Matters.
     (a) The parties acknowledge their mutual intention that, except as specified below and subject to the terms of this Section 4, Hitachi shall continue to own such voting and equity ownership interest in the Company and shall have such other management rights as are necessary in the reasonable professional opinion of Hitachi’s independent public accountants to permit Hitachi to consolidate the accounts of the Company for purposes of publicly reporting Hitachi’s financial results in the United States and in Japan and in connection with Hitachi’s issuance of securities (as determined in accordance with both US GAAP and Japanese GAAP). The provisions of this Section 4 shall be construed in accordance with the foregoing statement of intention.
     (b) Without the prior written consent of Hitachi, the Company shall not:
     (i) issue any equity securities (or any securities convertible into or exchangeable for equity securities), which issuance would cause Hitachi to own, directly or indirectly, in the aggregate less than a majority of the Voting Securities of the Company on a fully-diluted basis; provided that, in the event that a different percentage is necessary to permit consolidation (as determined in accordance with both US GAAP and Japanese GAAP), then such percentage shall be substituted for the foregoing percentage and, if necessary, Hitachi shall be afforded the rights under paragraph (c) below in order to increase its percentage ownership; or
     (ii) otherwise take or fail to take any action that would have the result (as determined in accordance with either US GAAP or Japanese GAAP) that Hitachi is unable to consolidate the Company for purposes of reporting Hitachi’s financial results (as determined in accordance with both US GAAP and Japanese GAAP); provided that, in the event of a change in US GAAP or Japanese GAAP such that it is impossible or unreasonably difficult or disadvantageous to the Company for the Company to take or fail to take such action and Hitachi may continue to consolidate the Company’s results of operations by increasing its ownership interest in the Company, Hitachi shall be limited to the rights under paragraph (c) below.
     (c) In the event that Hitachi determines to consent to any issuance of securities in a Dilutive Transaction or in the event of a Change in Consolidation GAAP, then Hitachi shall have the right to purchase additional Class A Common or other securities, as the case may be, from the Company in order to maintain its ownership percentages at the level necessary to permit Hitachi to continue to consolidate the Company’s financial results. If Hitachi proposes to exercise such right, it may at its election purchase either Class A Common or, in the case of a Dilutive Transaction, the type of security that is being issued in the Dilutive Transaction. Any such purchase shall be for cash. The purchase price shall be the same price as is being paid in (or, in the case of a convertible or exchangeable security or an acquisition of property rights or a business, implied by) the Dilutive Transaction (as reflected in the Company’s financial reporting) or, if such price is not readily ascertainable or there is a Change in Consolidation GAAP, shall be the fair value of such Common Stock or other security as mutually agreed upon by Clarity or Hitachi. If no such agreement is reached within 30 days of Hitachi’s determination to exercise its rights under this paragraph, then the price at which such securities may be purchased by Hitachi shall be determined by an independent investment banker appointed by the Board.
     (d) In the event of any Change in Consolidation GAAP, Hitachi shall, as promptly as practicable prior to exercising its rights hereunder, provide to the Clarity Parties the written opinion of its independent outside accountant, in form and substance reasonably acceptable to Clarity, setting forth the nature of the Change in Consolidation GAAP and their view that such change requires one or more of the actions contemplated by this Section 4 in order to permit Hitachi to continue to consolidate the accounts of the Company.
     (e) For purposes of this Section 4, “US GAAP” means generally accepted accounting principles as in effect from time to time in United States and generally applicable to Japanese companies that are publicly traded in the United States or are offering securities in the United States, applied on a basis consistent in all material respects (except for changes concurred in by Hitachi’s independent public accountants) with the most recent audited consolidated financial statements of Hitachi as are publicly released in United States or are required to be filed or publicly disclosed in the United States to permit the sale of securities; “Japanese GAAP” means generally accepted accounting principles as in effect from time to time in Japan and generally applicable to Japanese companies that are publicly traded in Japan or are offering securities in Japan, applied on a basis consistent in all material respects (except for changes concurred in by Hitachi’s independent public accountants) with the most recent audited consolidated financial statements of Hitachi as are publicly released in Japan or are required to be filed or publicly disclosed in Japan to permit the sale of securities; “Dilutive Transaction” means the issuance of securities in any transaction or series of related transactions that would result in Hitachi’s ownership being reduced below the percentage threshold set forth in subsection (i) of Section 4(b) above; and a “Change in Consolidation GAAP” means a change in US GAAP or Japanese GAAP such that a different percentage than that set forth in subsection (i) of Section 4(b) above shall be required in order for Hitachi to continue to consolidate the results of the Company for financial reporting purposes or such that the circumstances contemplated by the proviso to subsection (b)(ii) above shall occur.
     Section 5. Freedom of Action. The Company and the Stockholders expressly acknowledge that, subject to the confidentiality provisions of the final paragraph of Section 3(a) and the non-compete provisions of Section 12, (i) the Stockholders and their respective Affiliates are permitted to have, and may presently or in the future have, businesses, investments or other business relationships with entities engaged in the Business other than through the Company or any of its Subsidiaries (an “Other Business”), (ii) the Stockholders and their respective Affiliates have and may develop businesses or strategic relationships with businesses that are and may be competitive or complementary with the Company or any of its Subsidiaries, (iii) none of the Stockholders and their respective Affiliates will be prohibited by virtue of their investments in the Company or its Subsidiaries or their service on the Board from pursuing and engaging in any such activities, (iv) none of the Stockholders and their respective Affiliates will be obligated to inform the Company or the Board of any such opportunity, relationship or investment, (v) the Company, the other Stockholders and their respective Affiliates and any future stockholders will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of any Stockholder, or any of its Affiliates, and (vi) the involvement of the Stockholders and their respective Affiliates in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company or any of its Subsidiaries or the other Stockholder or any of its Affiliates. For purposes of this Section 5, the Stockholders and the Company acknowledge and agree that, with respect to the Clarity Parties or their Permitted Transferees, the term “Affiliates” shall be deemed to include (in addition to Persons otherwise constituting “Affiliates” as defined in Section 14 hereof) any of the investors or other owners of (i) any Clarity Party and/or its Affiliates and (ii) the predecessor fund of Clarity and the Affiliates of such predecessor fund.
     Section 6. Qualified Public Offering.
     (a) IPO Request Notice. Within ten days of a written request by a Stockholder (an “IPO Request Notice”), the parties hereby agree to pursue and complete as promptly as possible thereafter a Qualified Public Offering; provided that, in order to constitute a valid IPO Request Notice for purposes hereof, such request must be accompanied by a written letter from one or more of the investment banking firms identified on Schedule 6(a) attached hereto, which letter states that, in their reasonable judgment, based on then current market conditions, it is reasonably likely that a Qualified Public Offering can be successfully consummated; provided further that the preceding provision shall be applicable only if the Company is cooperating by providing such investment banking firms with such information as is reasonably requested by such investment banking firms, subject to the Company’s receipt of an appropriate confidentiality agreement from such firms. Without limiting the generality of the foregoing, the parties agree to vote, and to cause their respective designees to the Board to vote, in favor of any such Qualified Public Offering.
     (b) Cooperation; Filings. Following receipt of any IPO Request Notice, the Stockholders and the Company shall promptly cooperate in preparing, and shall use reasonable efforts to cause the Company to promptly file with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-1 with respect to the issuance of common stock of the Company (such Form S-1, and any amendments or supplements thereto, the “Form S-1”) and to cause the shares to be approved for listing on the New York Stock Exchange or for quotation on The Nasdaq Market, Inc. National Market (NASDAQ), subject to official notice of issuance. Hitachi shall provide the Company with such accounting support as is commercially practicable and reasonable as the predecessor of the Business. The terms of the Qualified Public Offering shall be, unless agreed by Hitachi and Clarity, as recommended by the underwriters taking into account market conditions.
     (c) Comments; Amendments. Each of the Stockholders and the Company shall use reasonable best efforts to have the Form S-1 declared effective by the SEC and to keep the Form S-1 effective as long as is necessary to consummate the Qualified Public Offering. The Stockholders and the Company agree that each shall, as promptly as practicable after receipt thereof, provide the other parties copies of any written comments and advise the other parties of any oral comments, with respect to the Form S-1 received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-1 prior to filing such with the SEC and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Form S-1 shall be made without the approval of the Stockholders, which approval shall not be unreasonably withheld or delayed. Each of the Stockholders shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with preparation of the Form S-1.
     (d) Effectiveness, etc. Each party will advise the other parties, promptly after it receives notice thereof, of the time when the Form S-1 has become effective, the issuance of any stop order, the suspension of the qualification of the Common Stock of the Company for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-1. If at any time prior to such effective time any information relating to any Stockholder, or any of such Stockholder’s respective Affiliates, officers, directors, partners or members, should be discovered by such Stockholder, which information should be set forth in an amendment or supplement to the Form S-1 (or any preliminary prospectus included therein) so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, rules and regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to prospective purchasers of securities in the offering. The parties further agree to prepare, execute and deliver such documents, financial statements and agreements, including without limitation a customary lock-up agreement, as are required by relevant securities laws, the rules of the applicable securities exchange, the underwriters or as are necessary or desirable to effect a Qualified Public Offering.
     (e) Definition of Qualified Public Offering. For purposes of this Section, “Qualified Public Offering” means a public offering of common stock of the Company, that is to be firmly underwritten by any one or more of the internationally recognized investment banking firms set forth on the list of investment banking firms referenced in Subsection (a), pursuant to a registration statement on Form S-1 under the Securities Act, provided that (i) the pre-money valuation of the total equity of the Company on a fully diluted basis is reasonably expected to be, at the time of the investment bank’s proposal, at least equal to (A) $1.786 billion during the three-year period immediately following the Closing or (B) $2.5 billion thereafter and (ii) the aggregate gross proceeds to the Company are reasonably expected to be, at the time of the investment bank’s proposal, not less than (A) $125 million (before deducting underwriting discounts or commissions), during the three-year period immediately following the Closing or (B) $175 million thereafter (before deducting underwriting discounts or commissions).
     (f) Abandonment of a Qualified Public Offering. Notwithstanding the foregoing provisions of this Section 6, in the event that a registration initiated as a Qualified Public Offering is not able to be consummated consistent with the requirements of, and at or above the thresholds provided in, the definition of a Qualified Public Offering, then the Board may determine to abandon the proposed Qualified Public Offering.
     (g) Holdback. Notwithstanding the foregoing provisions of this Section 6, the Company may postpone for up to 120 days from the date of the IPO Request Notice either the filing or the effectiveness of a registration statement for a Qualified Public Offering if the Board has determined and promptly notifies the Stockholders in writing that in its reasonable good faith judgment (i) a material event has occurred or is likely to occur with respect to the Company or one of its Subsidiaries that has not been publicly disclosed and, if disclosed, could reasonably be expected to materially and adversely affect the Company and its ability to consummate the Qualified Public Offering or (ii) the Qualified Public Offering could reasonably be expected to interfere with any financing, acquisition or corporate reorganization involving the Company. The Company may not exercise its rights to delay a Qualified Public Offering hereunder more than once in any twelve-month period.
     Section 7. Restrictions on Transfer of Stockholder Shares.
     (a) Transfer by Hitachi of Stockholder Shares. Subject to the terms of this Section 7, Hitachi and its Permitted Transferees to which it transfers Stockholder Shares shall not Transfer any interest in their respective Stockholder Shares to a Person other than to a Permitted Transferee, until the earliest of (i) the fifth anniversary of the Closing Date and (ii) the consummation of a Qualified Public Offering; provided that thereafter, Hitachi and its Permitted Transferees shall have no restriction on the Transfer of their respective Stockholder Shares other than restrictions imposed by applicable laws or regulations and/or as expressly set forth in this Agreement and such shares shall not be pledged.
     (b) Transfer by the Clarity Parties of Stockholder Shares. No Clarity Party shall Transfer any interest in its Stockholder Shares to a Person other than to a Permitted Transferee, except pursuant to the provisions of this Section 7 or Section 8, 9, 10 or 11 hereof or pursuant to a Public Sale.
     (c) Conversion of Class A Common. Notwithstanding anything contained to the contrary herein, each Stockholder agrees that, prior to any Transfer of Common Stock to any Person (other than a Transfer to Hitachi or to a Permitted Transferee), and as a condition to such Transfer, it will convert such shares that are shares of Class A Common into shares of Class B Common pursuant to the terms set forth in the Company’s Certificate of Incorporation.
     (d) Condition to Transfer. Prior to any Transfer of Stockholder Shares (other than pursuant to a Public Sale or a Sale of the Company) to any Person that is consummated prior to a Qualified Public Offering, and as a condition to such Transfer, the transferring holder of Stockholder Shares shall cause the prospective transferee to be bound by this Agreement and (if such Permitted Transferee was not previously a party to this Agreement) to execute and deliver to the Company and the other Stockholders a counterpart of this Agreement. The restrictions contained in this Agreement will continue to be applicable to each Stockholder Share after any Transfer, and in the event of any Transfer of Stockholder Shares to any Person, such subsequent holder (other than a Company) of Stockholder Shares shall be deemed to be a “Stockholder” for the purposes of this Agreement upon such transferee’s execution and delivery of a counterpart to this Agreement (if the transferee was not previously a party to this Agreement).
     (e) Violations. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.
     (f) Permitted Transfers. Except as set forth in Section 7(d) hereof, the restrictions set forth in this Section 7 shall not apply with respect to any Transfer of Stockholder Shares by any Stockholder to or among its Affiliates (collectively referred to herein as “Permitted Transferees”); provided that the restrictions contained in this Section 7 shall continue to be applicable to the Stockholder Shares after any such Transfer. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee. For purposes of this Agreement, the Stockholders and the Company acknowledge and agree that, with respect to the Clarity Parties or their Permitted Transferees, the term “Affiliates” shall be deemed to include (in addition to Persons otherwise constituting “Affiliates” as defined in Section 14 hereof) any of the investors or other owners of (i) any Clarity Party and/or its Affiliates and (ii) the predecessor fund of

Clarity and the Affiliates of such predecessor fund, and the Clarity Parties or such Permitted Transferees shall be entitled to transfer the Stockholder Shares to such Affiliates pursuant to the terms of this Section 7.
     Section 8. Transfer Prior to an Initial Public Offering.
     (a) During the period beginning on the third anniversary of the Closing and ending upon the consummation of an Initial Public Offering, each Clarity Party may Transfer its Stockholder Shares pursuant to the terms of this Section 8.
     (b) Prior to making any Transfer of any Stockholder Shares (other than a Public Sale), each Clarity Party proposing to Transfer any of its Stockholder Shares shall deliver a written notice (an “Offer Notice”) to the Company and Hitachi. The Offer Notice shall disclose in reasonable detail the proposed number of Stockholder Shares to be transferred, the proposed terms and conditions of the Transfer, the identity of the prospective transferee(s) (if known) and valuation of such Stockholder Shares to be transferred.
     (c) If such Clarity Party is offering to sell all of its Stockholder Shares pursuant to the Offer Notice, then the Company may elect to purchase all (but not less than all) of the Stockholder Shares specified in the Offer Notice, at a price equal to the aggregate valuation contained in the Offer Notice for such Stockholder Shares and on the terms specified in the Offer Notice, by delivering written notice of such election to such Clarity Party and Hitachi as soon as practical, but in any event within 15 Business Days after the date on which the Offer Notice is received by the Company and Hitachi. If the Offer Notice covers less than all of such Clarity Party’s Stockholder Shares or the Company has not elected to purchase all such Stockholder Shares within such 15 Business-Day period, then Hitachi may elect to purchase all (but not less than all) of the Stockholder Shares specified in the Offer Notice, at a price equal to the aggregate valuation contained in the Offer Notice for such Stockholder Shares and on the terms specified in the Offer Notice, by delivery of written notice of such election to such Clarity Party, the Company and each other Stockholder (other than Hitachi) as soon as practical but in any event within 15 Business Days after receipt of the Offer Notice by the Company and Hitachi. If the Company or Hitachi has elected to purchase Stockholder Shares from such Clarity Party, the transfer of such shares shall be consummated as soon as practical after the delivery of its election to purchase to such Clarity Party, but in any event within 15 Business Days after the expiration of such 15-Business-Day election period. If Hitachi and, if applicable, the Company have not elected to purchase all of the Stockholder Shares within their election period, such Clarity Party may, within 60 days after the expiration of such election period and subject to the provisions of subsection (d) below, transfer such Stockholder Shares to one or more third parties (other than a Competitor) at a price no less than the aggregate valuation contained in the Offer Notice for such Stockholder Shares and on other terms no more favorable to the transferees thereof than offered to the Company and, if applicable, Hitachi in the Offer Notice. Any Stockholder Shares not transferred within such 60 day period shall be subject to a new Offer Notice and reoffered to the Company and Hitachi under this Section 8 prior to any subsequent Transfer. The purchase price specified in any Offer Notice shall be payable solely in cash at the closing of the transaction or, at such Clarity Party’s election, in installments over time, and no Stockholder Shares may be pledged.
     (d) The provisions of this Section 8 will not apply to Transfers of Stockholder Shares by the Stockholders (i) to or among any of their Permitted Transferees or (ii) pursuant to Sections 10 or 11 hereof.
     Section 9. Transfer Following an Initial Public Offering.
     (a) Following the consummation of an Initial Public Offering, each Clarity Party may Transfer its Stockholder Shares subject to the terms of this Section 9.
     (b) If at any time following consummation of an Initial Public Offering any Clarity Party or Clarity Parties propose to Transfer Stockholder Shares which represent more than 5% of the total number of shares of Common Stock then outstanding (other than in a Public Sale), prior to making any such Transfer, such Clarity Parties shall deliver an Offer Notice to the Company and Hitachi via facsimile or electronic transmission with receipt confirmed. The Offer Notice shall disclose in reasonable detail the proposed number of Stockholder Shares to be transferred, the proposed terms and conditions of the Transfer and the identity of the prospective transferee(s) (if known). If such Clarity Parties are offering to sell all of their Stockholder Shares pursuant to the Offer Notice, then the Company may elect to purchase all (but not less than all) of the Stockholder Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to such Clarity Parties and Hitachi as soon as practical but in any event within five Business Days after the delivery of the Offer Notice to the Company and Hitachi via facsimile or electronic transmission with receipt confirmed. If the Offer Notice covers less than all of such Clarity Parties’ Stockholder Shares or the Company has not elected to purchase all of the Stockholder Shares within such five-Business-Day period, then Hitachi may elect to purchase all (but not less than all) of the Stockholder Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to such Clarity Parties and the Company as soon as practical but in any event within five Business Days after such delivery of the Offer Notice. If the Company or, if applicable, Hitachi has elected to purchase Stockholder Shares from such Clarity Parties, the transfer of such shares shall be consummated as soon as practical, but in any event within five Business Days after the expiration of the election period of Hitachi and, if applicable, the Company. If Hitachi and, if applicable, the Company have not elected to purchase all of the Stockholder Shares being offered, such Clarity Parties may, within five Business Days after the expiration of such election period and subject to the provisions of subsection (d) below, transfer such Stockholder Shares to one or more third parties (other than a Competitor) at a price no less than the price per share specified in the Offer Notice and on other terms no more favorable to the transferees thereof than offered to the Company and Hitachi in the Offer Notice. Any Stockholder Shares not transferred within such five-Business-Day period shall be reoffered to the Company and Hitachi under this Section 9 prior to any subsequent Transfer. The purchase price specified in any Offer Notice shall be payable solely in cash at the closing of the transaction or, at such Clarity Party’s election, in installments over time, and no Stockholder Shares may be pledged.
     (c) The provisions of Section 9(b) will not apply to Transfers of Stockholder Shares by the Stockholders (i) to or among any of their Permitted Transferees or (ii) pursuant to Sections 10 or 11 hereof.
     (d) The provisions of Sections 9(b) and 9(c) shall continue with respect to each Stockholder Share until the earliest of (i) the date on which such Stockholder Share has been transferred in a Public Sale, and (ii) the consummation of a Sale of the Company.
     Section 10. Call Option.
     (a) In the event that, on or after the fifth anniversary of the Closing, a proposed action of the Company or any Subsidiary that is subject to Section 2(b) is submitted to the Board for consideration and such action is both supported by the Hitachi Directors and rejected by the Clarity director at two consecutive regularly scheduled Board meetings and, as a result, the Board has affirmatively rejected the proposed action, then the Company shall have the right to purchase all (but not less than all) of the Stockholder Shares held by the Clarity Parties by delivering written notice to the Clarity Parties within 60 days of the date of such final rejection (the “Call Date”); provided, however, Hitachi shall not be entitled to exercise this right if such rejected action required any Clarity Party to extend capital to, or otherwise incur liabilities (contingent or otherwise) on behalf or for the benefit of the Company or any of its Subsidiaries, or to grant any liens on any of the property of any Clarity Party.
     (b) Upon delivery of the notice specified in subsection (a), the Company and the Clarity Parties shall promptly determine the Call Price hereunder, and within 60 days after the Call Price has been determined, the Company shall purchase and each Clarity Party shall sell such Clarity Party’s Stockholder Shares for an amount equal to the Call Price of such Stockholder Shares (in immediately available US funds) and the closing of such sale shall take place at a mutually agreeable time and place. At the time of sale, each Clarity Party shall deliver to the Company duly executed instruments transferring title to such Clarity Party’s Stockholder Shares free and clear of all liens and encumbrances, against payment therefor by certified check payable to such Clarity Party or by wire transfer of immediately available funds to an account designated by such Clarity Party.
     (c) As used in this Section 10 the term “Call Price” shall mean an amount equal to 105% of the aggregate Fair Market Value of the Stockholder Shares to be purchased pursuant to this Section 10, which shall be determined as of the Call Date.
     (d) The Company may, in its sole discretion, assign to Hitachi its right to purchase Stockholder Shares pursuant to this Section 10.

     (e) The provisions of this Section 10 shall terminate upon the earliest of (i) the consummation of a Sale of the Company and (ii) the consummation of an Initial Public Offering.
     Section 11. Purchase of the Clarity Parties’ Stockholder Shares by the Company.
     (a) The Company shall have the obligation to purchase or otherwise acquire the Stockholder Shares held of record by the Clarity Parties at such times, in such manner and for such consideration as set forth below in this Section 11.
     (b) At any time during the two-year period beginning on the earliest to occur of (x) the third anniversary of the Closing Date or (y) a Change of Control of Hitachi, Clarity may demand a determination of the Fair Market Value (a “Determination Notice”) for purposes of this Section 11. After the receipt of any Determination Notice, the Company and Clarity shall promptly determine the Fair Market Value hereunder and within 30 days after the Fair Market Value has been determined, Clarity may demand purchase of the Stockholder Shares held by the Clarity Parties (the “Put Notice”), in whole or in part, at an amount equal to the Put Price by notice to the Company; provided that the Clarity Parties shall be entitled to no more than one demand pursuant to this Section 11. The Put Price shall be payable by the Company in U.S. dollars to the Clarity Parties on the twentieth Business Day after receipt of the Put Notice by wire transfer of immediately available funds to the account(s) designated by the Clarity Parties upon surrender of certificates representing the Stockholder Shares that are the subject of such Put Notice.
     (c) As used in this Section 11, the term “Put Price” shall mean an amount equal to 95% of the aggregate Fair Market Value of the securities to be purchased pursuant to the Put Notice, which shall be determined as of the date of the Determination Notice.
     (d) The Company may, in its sole discretion, assign to Hitachi its obligation to repurchase Stockholder Shares pursuant to this Section 11.
     (e) Hitachi hereby irrevocably and unconditionally guarantees to the Clarity Parties the full and punctual performance of the Company’s obligation to purchase Stockholder Shares from the Clarity Parties under this Section 11, in case of the Company’s failure to perform such obligations for any reason, including without limitation the Company being precluded from performing its obligation as a matter of law or otherwise. Hitachi hereby agrees that its obligations hereunder are separate and independent of the obligations of the Company and shall be as primary obligor, and not as surety, and such guarantee shall be unaffected by any invalidity, irregularity or unenforceability of this Section 11, any failure to enforce the provisions of this Section 11, the discontinuance of Hitachi’s ownership interest in the Company or any merger or reorganization or similar event or proceeding affecting the Company or any waiver, modification, amendment, consent or indulgence granted to the Company with respect thereto by the Clarity Parties, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable defense to or discharge of the obligations of a surety or a guarantor. Hitachi hereby waives any right to require the Clarity Parties to first proceed against or attempt to collect or require performance from the Company. This Guarantee is a guarantee of payment and performance and not of collection. All payments hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any taxes, levies, fees, imposts, duties, expenses, commissions, withholdings, assessments or other charges.
     (f) The provisions of this Section 11 shall terminate upon the earliest of (i) the consummation of a Sale of the Company, (ii) the consummation of an Initial Public Offering and (iii) the closing of the Company’s purchase of the Stockholder Shares of the Clarity Parties pursuant to a Purchase Notice in accordance with the terms of this Section 11.
     Section 12. Nonsolicitation and Noncompetition.
     (a) During the period beginning on the Closing and ending at the earlier of (i) one year after the date of an Initial Public Offering and (ii) such time as Hitachi and its Permitted Transferees no longer hold at least a majority of the Voting Securities of the Company, Hitachi shall not, and shall cause its Subsidiaries to not, participate or engage in or otherwise invest in, directly or indirectly, any area of the world, the business of designing, developing, manufacturing (or having manufactured), marketing, distributing or selling the following fiber optical products, in each case which are dedicated to use in or intended to be used in telecommunications applications (“Restricted Products”): transmitters, receivers, transceivers, laser diode modules, photo diode modules, parallel optical interconnectors, lasers, photodiodes, modulators, amplifier modules, optical switches and optical wave guides.
     (b) Notwithstanding anything in Section 12(a) to the contrary but subject to the additional restrictions and obligations set forth in the SIC Letter Agreement:
     (i) Hitachi and its Affiliates shall be permitted to design, develop, manufacture (or have manufactured), market, distribute and sell Restricted Products through its SIC;
     (ii) Hitachi and its Affiliates shall be permitted to design, develop, manufacture (or have manufactured), market, distribute and sell any Restricted Products that Hitachi or any Affiliate of Hitachi may be designing, developing, manufacturing (or having manufactured), marketing, distributing or selling on the Closing Date;
     (iii) The provisions of this Section 12 shall not restrict in any manner the activities of (A) Hitachi Cable, Ltd. and its subsidiaries, (B) any other present entities which currently have publicly traded equity securities outstanding and which are listed on Schedule 12(b)(iii) including their subsidiaries, (C) any future entities which may issue or have publicly traded equity securities outstanding and which are not wholly owned by Hitachi, and (D) any present or future joint ventures to which Hitachi or any of its entities previously described in this clause (iii) is a party; and

     (iv) Hitachi and its Subsidiaries may hereafter purchase, or otherwise become affiliated with or participate in, any entity engaged in the design, development, manufacturing (or having manufactured), marketing, distributing and selling of any Restricted Products unless the aggregate gross revenues of such enterprise for its most recently completed fiscal year derived from such activities were greater than either (i) 15% of the total gross revenues of such enterprise or (ii) $100 million (and Hitachi and its Subsidiaries may hereafter acquire a controlling interest in any entity that is engaged in such activities, even if the aggregate gross revenues of such enterprise for its most recently completed fiscal year derived from such activities were greater than 15% of the entity’s total gross revenues and/or $100 million, so long as Hitachi shall use reasonable efforts to divest, as soon as reasonably practicable, a portion of its interest in such enterprise relating to such activities such that the gross revenues test set forth above would not be exceeded after giving effect to such divestiture).
     (c) The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 12. Hitachi acknowledges that the provisions of this Section 12 are reasonable and necessary to protect and preserve the business of the Company, that the Clarity Parties entered into this Agreement and the Stock Purchase Agreement on the basis of this provision and that the Company and the Clarity Parties would be irreparably damaged if Hitachi were to breach the covenants set forth in this Section 12. It is the intention of the parties that the provisions of this Section 12 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 12 shall not render unenforceable, or impair, the remainder of the provisions of this Section 12. Accordingly, if any provision of this Section 12 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.
     (d) The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section 12 would be inadequate, and Hitachi hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.
     (e) Hitachi acknowledges that its current customary practice is to request the approval of the general manager of any division or Subsidiary of Hitachi prior to soliciting or hiring any employee of such division or Subsidiary, and Hitachi will use its best efforts to continue this customary practice with respect to the Business on and after the Closing Date.
     (f) The parties acknowledge that nothing in this Section 12 is intended to restrict Hitachi or any of its Affiliates from continuing or seeking to do business with any Person who is a customer or supplier of the Company, subject to compliance the noncompetition provisions of this Section 12 and the SIC Letter Agreement.
     Section 13. Legends.
     (a) Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if such shares remain Stockholder Shares after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:
“The securities represented by this certificate are subject to a Stockholders’ Agreement dated as of July 31, 2001 among the issuer of such securities (the “Company”) and certain of the Company’s stockholders, as amended and modified from time to time. A copy of such Stockholders’ Agreement shall be furnished without charge by the Company to the holder hereof upon written request.”
The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding as of the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares.
     (b) Until (a) the securities represented by such certificate are effectively registered under the Securities Act or (b) the holder of such securities delivers to the Corporation a written opinion of counsel in form and substance reasonably satisfactory to the Board to such holder to the effect that such legend is no longer necessary under the Securities Act, the Corporation will cause each certificate representing its securities to be stamped or otherwise imprinted with a legend to substantially the following effect:
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and thus may not be transferred unless so registered or unless an exemption from registration is available.”
     Section 14. Definitions.
     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
     “Agreement” has the meaning set forth in the introductory paragraph as the same may be amended from time to time.

     “Board” has the meaning set forth in the recitals.
     “Business” shall mean Hitachi’s fiber optic component business of designing, developing, manufacturing, distributing, marketing and selling Products operated by Hitachi’s Telecommunications Systems Division as of January 30, 2001, and as operated by OpNext Japan between January 31, 2001 and the Closing Date.
     “Call Date” has the meaning set forth in Section 10(a).
     “Call Price” has the meaning set forth in Section 10(c).
     “Certificate of Incorporation” means the Company’s certificate of incorporation, as amended from time to time.
     “Change in Consolidation GAAP” has the meaning set forth in Section 4(e).
     “Change of Control” means one or more related transactions in which, after giving effect to such transaction(s), any Person or “group” (as such term is used for purposes of Section 13(d) of the Securities Exchange Act) is or becomes the beneficial owner, directly or indirectly, of Stockholder Shares representing more than 50% of the total outstanding Voting Securities.
     “Clarity” has the meaning set forth in the preamble. Except as provided in Section 18, upon any transfer of all Stockholder Shares once held by Clarity, such transferee (other than the Company or Hitachi) shall for all purposes be deemed to be “Clarity” upon becoming a party hereto.
     “Clarity Party” and “Clarity Parties” have the meanings set forth in the preamble. Upon any transfer of Stockholder Shares by a Clarity Party to any of its Permitted Transferees, such transferee shall for all purposes be deemed to be a “Clarity Party” upon becoming a party hereto.
     “Clarity Director” has the meaning set forth in Section 1(a)(ii)(B).
     “Class A Common” has the meaning set forth in the recitals.
     “Class B Common” means the Company’s Class B Common Stock, $0.01 per value per share.
     “Closing” has the meaning set forth in the Stock Purchase Agreement.
     “Closing Date” has the meaning set forth in the Stock Purchase Agreement.

     “Collateral Agreements” shall have the meaning set forth in the Stock Purchase Agreement.
     “Common Stock” means, collectively, the Class A Common, the Class B Common and any other class or series of common stock issued by the Company.
     “Company” has the meaning set forth in the preamble.
     “Competitor” means any Person or an Affiliate of any Person, directly or indirectly actively engaged in the design, development, manufacturing (or having manufactured), marketing, distribution or sale of Restricted Products with annual revenues related to such activities of at least $100 million.
     “Determination Notice” has the meaning set forth in Section 11(b).
     “Dilutive Transaction” has the meaning set forth in Section 4(e).
     “Fair Market Value” means, with respect to a Stockholder Share, the fair market value thereof as of the date of valuation, based upon an orderly sale to a willing, unaffiliated buyer in an arm’s length transaction. Fair Market Value shall be determined as follows:
     (a) A representative of Clarity and a representative of Hitachi shall first attempt, acting in good faith and using diligent efforts, to agree on the Fair Market Value.
     (b) If the representative of Clarity and the representative of Hitachi fail to agree on the Fair Market Value within 20 days, each shall submit their respective determination of the Fair Market Value to a separately selected internationally recognized investment banking firm.
     (c) The investment banking firms shall be instructed to determine the Fair Market Value (as a firm number and not a range) within twenty (20) days of their respective engagements. In the event that the higher of these two values is not more than 130% of the lower, the average of the two values shall be the Fair Market Value. In the event that the higher value is more than 130% of the lower, the representative of Hitachi and the representative of Clarity shall attempt in good faith to reach an agreement concerning the Fair Market Value. If they cannot reach agreement after a period not to exceed five (5) days, the two investment banking firms shall jointly select within five (5) days a third internationally recognized investment banking firm. The third investment bank shall be instructed to determine its estimation of the Fair Market Value (as a firm number and not a range) within twenty (20) days of its engagement, and the Fair Market Value shall be an average calculated as (x) the sum of two (2) of the three (3) values determined by the investment banking firms which are closest in number to each other (y) divided by two (2); provided that if one of the three values is equidistant from the other two values, then the Fair Market Value shall be such equidistant value.

     “Form S-1” has the meaning set forth in Section 6(b).
     “Hitachi” has the meaning set forth in the preamble. Except as provided in Section 18, upon any Transfer of all Stockholder Shares once held by Hitachi, such Transferee (other than the Company or the Clarity Parties) shall for all purposes be deemed to be “Hitachi” upon becoming a party hereto.
     “Hitachi Directors” has the meaning set forth in Section 1(a)(ii)(A).
     “Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capital leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA.
     “Initial Public Offering” means the first sale in an underwritten public offering registered under the Securities Act of shares of the Company’s Common Stock.
     “Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).
     “Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.
     “IPO Request Notice” has the meaning set forth in Section 6(a).
     “Japanese GAAP” has the meaning set forth in Section 4(e).
     “Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).
     “Management Director” has the meaning set forth in Section 1(a)(ii)(C).
     “Observers” means Stephen P. Rader and Fumio Uehara or such other persons, who shall be reasonably acceptable to Hitachi as Clarity may designate from time to time.
     “Offer Notice” has the meaning set forth in Section 8(b).
     “OpNext Japan” has the meaning set forth in the recitals.
     “Other Business” has the meaning set forth in Section 5.
     “Permitted Investment” means (a) reasonable advances to employees of less than $100,000 in the ordinary course of business, and (b) Investments having a stated maturity no greater than one year from the date of the Company makes such Investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million or (3) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc.
     “Permitted Liens” means:
          (i) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with generally accepted accounting principles, consistently applied;

          (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;
          (iii) purchase money security interests in any property acquired by the Company or any Subsidiary to the extent permitted by this Agreement;
          (iv) interests or title of a lessor under any lease permitted by this Agreement;
          (v) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction for amounts not yet due and payable;
          (vi) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Company and its Subsidiaries or detracting from the value of the assets of the Company and its Subsidiaries;
          (vii) liens outstanding on the date hereof which secure Indebtedness and which are described in the schedules to this Agreement; and
          (viii) liens assumed by the Company or a Subsidiary in connection with the other transactions contemplated by this Agreement.
     “Permitted Transferee” has the meaning set forth in Section 7(f) hereof.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     “Products” shall mean, collectively, transmitters, receivers, transceivers, laser diode modules, photo diode modules, parallel optical interconnectors, lasers, photodiodes, modulators, amplifier modules, optical switches and optical wave guides.
     “Public Sale” means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or, after the consummation of an Initial Public Offering, to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.
     “Put Notice” has the meaning set forth in Section 11(b).
     “Put Price” shall have the meaning set forth in the Stock Purchase Agreement.
     “Qualified Public Offering” has the meaning set forth in Section 6(e).

     “Restricted Products” has the meaning set forth in Section 12(a).
     “Sale of the Company” means the sale of the Company pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company’s board of directors (whether by merger, consolidation or sale or transfer of the Company’s capital stock), excluding a sale by Hitachi of stock which represents such a majority interest or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.
     “SEC” has the meaning set forth in Section 6(b).
     “Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.
     “SIC” means the Semiconductor & Integrated Circuits group of Hitachi, Ltd., which is presently engaged in the development, design, engineering, manufacture and sale of integrated circuits, and any successor thereto so long as it (or they) remain an organizational component of Hitachi, Ltd. and remain responsible for such activities.
     “SIC Letter Agreement” means the Letter Agreement dated April 18, 2001 between Clarity, Hitachi and the Company attached hereto as Exhibit A.
     “Stockholder Shares” means (i) any Common Stock purchased or otherwise acquired by any Stockholder, (ii) any capital stock or other equity securities issued or issuable directly or indirectly with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (iii) any other shares of any class or series of capital stock of the Company held by a Stockholder. As to any particular shares constituting Stockholder Shares, such shares shall cease to be Stockholder Shares when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (y) sold to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act.
     “Stockholders” has the meaning set forth in the preamble.
     “Stock Purchase Agreement” means the Amended and Restated Stock Purchase Agreement dated as of the date hereof by and among the Company, Hitachi and the Clarity Parties, as the same may be amended from time to time.

     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.
     “Transfer” means, with respect to any Stockholder Share, the sale, transfer, assignment, pledge or other disposition (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of such share.
     “US GAAP” has the meaning set forth in Section 4(e).
     “Voting Securities” means the equity securities of the Company which possess the right to vote on all matters submitted to the stockholders of the Company generally.
     “Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly Owned Subsidiary of such Person.
     Section 15. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company, Hitachi and the Clarity Parties. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
     Section 16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     Section 17. Entire Agreement. Except as otherwise expressly set forth herein and in the SIC Letter Agreement, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Notwithstanding the foregoing, this Agreement shall not become effective and binding unless and until the Closing occurs.
     Section 18. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and permitted assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and permitted assigns of each of them, so long as they hold Stockholder Shares; provided that (a) the rights of Clarity under Section 1 and Section 2(b) hereof may not be assigned, in each case without the prior written approval of Hitachi, (b) the rights of Hitachi under Sections 1, 8, 9, 10, and 11 hereof may not be assigned to a Person who is not a Permitted Transferee, in each case without the prior written approval of Clarity and (c) the rights of Hitachi under Section 4 and the obligations of Hitachi under Section 11(e) may not be assigned to any Person (including a Permitted Transferee), in each case without the prior written approval of Clarity.
     Section 19. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
     Section 20. Remedies. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.
     Section 21. Notices. Any notice provided for in this Agreement shall be in writing and, unless otherwise specified herein, shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the parties at the address set forth below or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, five days after deposit in the U.S. mail or Japan mail and one day after deposit with a reputable overnight courier service. The addresses for the Company and the Stockholders are:

If to the Company:

OpNext, Inc.
246 Industrial Way
Eatontown, NJ 07724
Attention:	Board of Directors
Chief Executive Officer

with copies, which will not constitute notice to the Company, to:

Hitachi, Ltd.
6, Kanda-Surugadai 4-chome
Chiyoda-ku
Tokyo, 101-8010 Japan
Attention:	Senior Group Executive, Information & Telecommunication
Systems Group

and

Clarity Partners, L.P.
100 North Crescent Drive
Beverly Hills, CA 90210-5403
Attention:	David Lee

If to Hitachi:

Hitachi, Ltd.
6, Kanda-Surugadai 4-chome
Chiyoda-ku
Tokyo, 101-8010 Japan
Attention:	Senior Group Executive, Information & Telecommunication
Systems Group

with a copy, which will not constitute notice to Hitachi, to:

Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention:	William A. Streff, Jr., Esq.
Michael G. Timmers, Esq.

If to any Clarity Party:

c/o Clarity Partners, L.P.
100 North Crescent Drive
Beverly Hills, CA 90210-5403
Attention: David Lee

with a copy to, which will not constitute notice to such Clarity Party, to:

Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention:	Richard L. Bernacchi, Esq.
Ian C. Wiener, Esq.
     Section 22. Governing Law; Arbitration.
     (a) The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
     (b) The parties agree that subject to requirements of Section 2(d) and except for (A) determination of Fair Market Value, (B) the specific remedy set forth in Section 10(a) relating to disputed Board action, and (C) actions seeking injunctive relief, all disputes arising under or related to this Agreement shall be resolved solely by binding arbitration and that the dispute resolution provisions of this agreement are exclusive. An arbitration may be initiated by any Clarity Party or Hitachi (or its successors or permitted assigns) on behalf of itself and its Affiliates by written notice to the other, which notice shall specify in reasonable detail the dispute being submitted to arbitration. The arbitration provided for in this agreement shall take place (i) if the issues of such arbitration primarily relate to the U.S. operations of the Company, in New York, New York, or such other city as Clarity reasonably determines would minimize the disruption to the Company’s operations caused by the arbitration and the Company’s expenses related to such arbitration, (ii) if the issues of such arbitration primarily relate to the Japanese operations of the Company, in Tokyo, Japan, or (iii) if the issues do not primarily relate to the U.S. or Japanese operations of the Company, in the city in which the Company has its headquarters (or, if such headquarters are not located in a city, the city closest thereto), or such other place as determined by the arbitrators to minimize the disruption to the Company’s operations caused by the arbitration and the Company’s expenses related to such arbitration. The arbitration proceedings shall be in English and in accordance with the rules of the American Arbitration Association. The arbitration shall be held before and decided by a panel of three neutral arbitrators, with Hitachi and Clarity each selecting one arbitrator and the two selected arbitrators choosing a third, neutral arbitrator. In no event shall any party be entitled to receive, and the arbitrators shall not be empowered to award, punitive or exemplary damages. In addition, the arbitrators shall not have the authority to hear or determine any claim seeking primarily injunctive relief, or to issue any remedy in the nature of injunctive relief. The decision of the arbitrators may be confirmed in a court if the losing party does not act in accordance with the arbitral award within 45 days of the date of such award, and shall be final and not be appealable for any reason.
     (c) Unless otherwise determined by the arbitrators, the fees and expenses of the parties incurred in connection with, or defending, the arbitration (including, without limitation, all attorneys’ fees and costs), the arbitrators and any other third party costs associated with the arbitration (e.g., court reporters, etc.) shall be borne in full by the party that does not prevail in the arbitration.
     Section 23. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in either New York, New York or Tokyo, Japan, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.
     Section 24. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     Section 25. Confidentiality.
     (a) With respect to any information furnished to a Stockholder pursuant to this Agreement which the Stockholder reasonably understands to be proprietary or confidential in nature, the Stockholder shall maintain the confidentiality of all such information in accordance with such Stockholder’s policies for the protection of its own nonpublic information.
     (b) The limitations set forth in this Section 25 shall not apply with respect to the disclosure of any information (A) to such Stockholder’s employees, auditors, counsel or other professional advisors, to Affiliates or to another Stockholder, if the disclosing Stockholder or any of its Affiliates, in its sole discretion, determines that it is reasonably necessary for such Person to have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 25 to the extent as such Stockholder, (B) as has become or previously was generally available to the public other than by reason of a breach of this Section 25 by such Stockholder or has become available to such Stockholder on a non-confidential basis, (C) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such

Stockholder (it being understood that, to the extent practicable, such Stockholder shall provide the Company prompt notice to any such event and cooperate in good faith to enable the Company to participate to protect its interest in such confidential information), (D) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (E) in order to comply with any law, order, regulation or ruling applicable to such Stockholder, and (F) to any prospective transferee in connection with any contemplated sale or transfer of any of Company’s securities held by such Stockholder; provided that such prospective transferee agrees to be bound by the provisions of this Section 25 to the same extent as such Stockholder.
     (c) Notwithstanding the foregoing, the parties to this Agreement acknowledge that they are subject to nondisclosure obligations under the other Collateral Agreements, and agree that no party may obtain or disclose any information hereunder in order to avoid such party’s obligations under such other Collateral Agreements.
     Section 26. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the enforceability of a contract and each such party forever waives any such defense.
     Section 27. Payments in U.S. Dollars. All payments to be made by the parties pursuant to the terms of this Agreement shall be in United States dollars.
     Section 28. Submission to Jurisdiction; Waivers. With respect to disputes not required to be submitted to arbitration hereunder (including actions for injunctive relief or for confirmation or enforcement of an arbitration award), each party to this Agreement hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Delaware, the courts of the United States of America situated in Delaware and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth herein or at such other address of which the agent shall have been notified pursuant thereto, to the extent permitted by law; and
     (d) agrees that nothing contained herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
*     *     *     *

SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

OPNEXT, INC.

By:	/s/ Harry L. Bosco

Harry L. Bosco
Chief Executive Officer and President

CLARITY PARTNERS, L.P.

By:	CLARITY GENPAR, LLC,
its general partner

By:	/s/ David Lee

David Lee
Managing Member

CLARITY OPNEXT HOLDINGS I, LLC
By:	Clarity Partners, L.P., its Manager

By:	CLARITY GENPAR, LLC,
its general partner

By:	/s/ David Lee

David Lee
Managing Member

CLARITY OPNEXT HOLDINGS II, LLC
By:	Clarity Partners, L.P., its Manager

By:	CLARITY GENPAR, LLC,
its general partner

By:	/s/ David Lee

David Lee
Managing Member

HITACHI, LTD.

By:	/s/ Masaaki Hayashi

Masaaki Hayashi
Senior Vice President and Director
Senior Group Executive,
Information & Telecommunication Systems Group

Annex A
Class A Common Stock of the Clarity Parties

Name	Shares of Class A Common Stock
Clarity Partners, L.P.	12,648,298
Clarity OpNext Holdings I, LLC	22,500,000
Clarity OpNext Holdings II, LLC	9,851,702

Schedule 6(a)
List of Eligible Underwriters

1.	ABN AMRO Securities
2.	Bank of America Securities (Montgomery Division)
3.	Bear Stearns
4.	CIBC World Markets
5.	Credit Lyonnais
6.	Credit Suisse First Boston
7.	Daiwa Securities
8.	Deutsche Banc Alex Brown
9.	Dresdner Kleinwort Benson
10.	First Union Securities
11.	Goldman Sachs & Co.
12.	HSBC
13.	ING Baring
14.	JP Morgan Securities
15.	Lehman Brothers Inc.
16.	Merrill Lynch & Co.
17.	Morgan Stanley Dean Witter
18.	Nomura Securities
19.	Prudential Securities
20.	Robertson Stephens
21.	Salomon Smith Barney
22.	Schroder Securities
23.	SG Cowen
24.	Societe General Securities
25.	Thomas Weisel Partners
26.	UBS Warburg (Paine Webber)
27.	Wachovia

Schedule 12(b)(iii)
Entities With Publicly Traded Equity Securities
Hitachi Cable, Ltd.
Hitachi AIC Inc.
Hitachi Business Solution Co., Ltd.
Hitachi Chemical Co., Ltd.
Hitachi Construction Machinery Co., Ltd.
Hitachi Credit (U.K.) PLC
Hitachi Credit Corporation
Hitachi Denshi, Ltd.
Hitachi Electronics Engineering Co., Ltd.
Hitachi Information Systems, Ltd.
Hitachi Kiden Kogyo, Ltd.
Hitachi Maxell, Ltd.
Hitachi Medical Corporation
Hitachi Metals Techno, Ltd.
Hitachi Metals, Ltd.
Hitachi Plant Engineering & Construction Co., Ltd.
Hitachi Power Metals Co., Ltd.
Hitachi Software Engineering Co., Ltd.
Hitachi Tool Engineering, Ltd.
Hitachi Transport Systems, Ltd.
Japan Servo Co., Ltd.
Nissei Sangyo Co., Ltd.
Shin-kobe Electronic Machinery Co., Ltd.
Hanashima Electric Wire Co., Ltd.
Hitachi Plant Construction & Service
Tonichi Kyosan Cable, Ltd.

FIRST AMENDMENT TO STOCKHOLDERS’ AGREEMENT
     THIS FIRST AMENDMENT TO STOCKHOLDERS’ AGREEMENT (this “Amendment”) is entered into as of October 1, 2002, by and among OpNext, Inc., a Delaware corporation (the “Company”), Hitachi Ltd., a corporation organized under the laws of Japan (“Hitachi”), Clarity Partners, L.P., a Delaware limited partnership (“Clarity”), Clarity OpNext Holdings I, LLC,  a Delaware limited liability company (“Clarity Holdings I”) and Clarity OpNext Holdings II LLC, a Delaware limited liability company (“Clarity Holdings II”).
W I T N E S S E T H:
     WHEREAS, the parties hereto have entered into that certain Stockholders’ Agreement, dated as of July 31, 2001 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Agreement”; and as amended by this Amendment and as the same may be further amended, supplemented or otherwise modified from time to time, the “Agreement”);
     WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Existing Agreement;
     WHEREAS, the Company and Hitachi have entered into that certain Stock Purchase Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Opto-Device Stock Purchase Agreement”), pursuant to which OpNext has agreed, subject to the terms and conditions stated therein, to purchase all of the outstanding capital stock of Opto Device, Ltd., a corporation organized under the laws of Japan (“Opto-Device”); and
     WHEREAS, in connection with the Company’s purchase of the capital stock of Opto-Device and the other transactions contemplated by the Opto-Device Stock Purchase Agreement, the parties wish to amend certain terms of the Existing Agreement as set forth herein;
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Existing Agreement as follows:
     Section 1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Existing Agreement.
     Section 2. Amendment to Section 12 of the Existing Agreement. Section 12 of the Existing Agreement is hereby amended by deleting said Section in its entirety and by substituting, in lieu thereof, the following:
     “Section 12. Nonsolicitation and Noncompetition.
     (a) During the period beginning on the Closing and ending at the earlier of (i) one year after the date of an Initial Public Offering and (ii) such time as Hitachi and its Permitted Transferees no longer hold at least a majority of the Voting Securities of the Company

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(the “Non-Competition Period”), Hitachi shall not, and shall cause its Subsidiaries to not, participate or engage in or otherwise invest in, directly or indirectly, any area of the world, the business of designing, developing, manufacturing (or having manufactured), marketing, distributing or selling the following fiber optical products, in each case which are dedicated to use in or intended to be used in telecommunications applications (“Restricted Products”): transmitters, receivers, transceivers, laser diodes, laser diode modules, photo diode modules, parallel optical interconnectors, lasers, photodiodes, modulators, amplifiers modules, optical switches, infra-red emitting diodes and optical wave guides.
     (b) During the Non-Competition Period, Hitachi shall not, and shall cause its Wholly-Owned Subsidiaries to not, participate or engage in or otherwise invest in, directly or indirectly, any area of the world, the business of designing, developing, manufacturing (or having manufactured), marketing, distributing or selling Restricted Products, including licensing its Intellectual Property related to Restricted Products to third parties except (i) as part of a global cross license and (ii) any other form of agreement so long as such agreement does not adversely affect the ongoing business of the Company, other than on behalf of the Company and its Subsidiaries as a sales agent or distributor.
     (c) Notwithstanding anything in Section 12(a) and Section 12(b) to the contrary:
     (i) Intentionally omitted;
     (ii) Intentionally omitted;
     (iii) The provisions of this Section 12 shall not restrict in any manner the activities of (A) Hitachi Cable, Ltd. and its subsidiaries, (B) any other present entities which currently have publicly traded equity securities outstanding and which are listed on Schedule 12(b)(iii) including their subsidiaries, (C) any future entities which may issue or have publicly traded equity securities outstanding and which are not wholly owned by Hitachi, and (D) any present or future joint ventures to which Hitachi or any of its entities previously described in this clause (iii) is a party; and
     (iv) Hitachi and its Subsidiaries may hereafter purchase, or otherwise become affiliated with or participate in, any entity engaged in the design, development, manufacturing (or having manufactured), marketing, distributing and selling of any Restricted Products unless the aggregate gross revenues of such enterprise for its most recently completed fiscal year derived from such activities were greater than either (i) 15% of the total gross revenues of such enterprise or (ii) $100 million (and Hitachi and its Subsidiaries may hereafter acquire a controlling interest in any entity that is engaged in such activities, even if the aggregate gross revenues of such enterprise for its most recently completed fiscal year derived from such activities were greater than 15% of the entity’s total gross revenues and/or $100 million, so long as Hitachi shall use reasonable efforts to divest, as soon as reasonably practicable, a portion of its interest in such enterprise relating to such activities such that the gross revenues test set forth above would not be exceeded after giving effect to such divestiture).

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     (d) The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 12. Hitachi acknowledges that the provisions of this Section 12 are reasonable and necessary to protect and preserve the business of the Company, that the Clarity Parties entered into this Agreement and the Stock Purchase Agreement on the basis of this provision and that the Company and the Clarity Parties would be irreparably damaged if Hitachi were to breach the covenants set forth in this Section 12. It is the intention of the parties that the provisions of this Section 12 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 12 shall not render unenforceable, or impair, the remainder of the provisions of this Section 12. Accordingly, if any provision of this Section 12 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.
     (e) The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section 12 would be inadequate, and Hitachi hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.
     (f) Hitachi acknowledges that its current customary practice is to request the approval of the general manager of any division or Subsidiary of Hitachi prior to soliciting or hiring any employee of such division or Subsidiary, and Hitachi will use its best efforts to continue this customary practice with respect to the Business on and after the Closing Date.
     (g) The parties acknowledge that nothing in this Section 12 is intended to restrict Hitachi or any of its Affiliates from continuing or seeking to do business with any Person who is a customer or supplier of the Company, subject to compliance the noncompetition provisions of this Section 12.”
     Section 3. References to Agreement. All references in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Agreement as amended and modified hereby.
     Section 4. Effectiveness. This Amendment shall become effective as of the date first written above.
     Section 5. Continuing Validity of Existing Agreements. (a) Except as specifically amended above, the Existing Agreement shall remain in full force and effect and is hereby ratified and confirmed.
     (b) The parties agree that the SIC Letter Agreement is superceded in all respects by this Amendment.
     Section 6. Governing Law. This Amendment shall be governed by the laws of the State of Delaware.

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     Section 7. Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 8. April 18th Side Letter. This Amendment supercedes, in its entirety, the SIC Letter Agreement, and such SIC Letter Agreement shall no longer be of any force and effect.

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SIGNATURE PAGE TO FIRST AMENDMENT TO STOCKHOLDERS’ AGREEMENT
     IN WITNESS WHEREOF, the parties have executed this First Amendment to Stockholders’ Agreement as of the date first written above.

OPNEXT, INC.

By:	/s/ Harry L. Bosco

Harry L. Bosco
Chief Executive Officer and President

CLARITY PARTNERS, L.P.

By:	CLARITY GENPAR, LLC,
its general partner

By:	/s/ David Lee

David Lee
Managing Member

CLARITY OPNEXT HOLDINGS I, LLC
By: Clarity Partners, L.P., its Manager

By:	CLARITY GENPAR, LLC,
its general partner

By:	/s/ David Lee

David Lee
Managing Member

CLARITY OPNEXT HOLDINGS II, LLC
By: Clarity Partners, L.P., its Manager

By:	CLARITY GENPAR, LLC,
its general partner

By:	/s/ David Lee

David Lee
Managing Member

HITACHI, LTD.

By:	/s/ Masaaki Hayashi

Masaaki Hayashi
Senior Vice President and Director
SIGNATURE PAGE TO FIRST AMENDMENT TO STOCKHOLDERS’ AGREEMENT (CONT.)

2005 AMENDMENT
TO
THE STOCKHOLDERS AGREEMENT BETWEEN OPNEXT, INC.
AND EACH OF HITACHI, LTD., CLARITY PARTNERS, L.P., CLARITY OPNEXT
HOLDINGS I, LLC AND CLARITY OPNEXT HOLDINGS II, LLC
     THIS SECOND AMENDMENT (the “Amendment”) to the Stockholders Agreement is made as of June 30, 2005, by and among OpNext, Inc., a corporation organized and existing under the laws of the state of Delaware (the “Company”), Hitachi, Ltd., a corporation organized under the laws of Japan (“Hitachi”), Clarity Partners, L.P., a Delaware limited partnership (“Clarity”), Clarity OpNext Holdings I, LLC, a Delaware limited liability company (“Holdings I”) and Clarity OpNext Holdings II, LLC, a Delaware limited liability company (“Holdings II,” and together with Clarity and Holdings I, the “Clarity Parties,” and each, a “Clarity Party”). Capitalized terms used but not otherwise defined herein will have the meanings set forth in the Stockholders Agreement.
     1. The Company, Hitachi and the Clarity Parties are parties to a Stockholders Agreement, dated as of July 31, 2001 (as amended, supplemented or otherwise modified prior to the date hereof, the “Stockholders Agreement”).
     2. The Company, Hitachi and the Clarity Parties now wish to amend the Stockholders Agreement pursuant to Section 15 thereof.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     A. Section 10(a) of the Stockholders Agreement is hereby amended in its entirety to read as follows:
In the event that, on or after the sixth anniversary of the Closing, a proposed action of the Company or any Subsidiary that is subject to Section 2(b) is submitted to the Board for consideration and such action is both supported by the Hitachi Directors and rejected by the Clarity director at two consecutive regularly scheduled Board meetings and, as a result, the Board has affirmatively rejected the proposed action, then the Company shall have the right to purchase all (but not less than all) of the Stockholder Shares held by the Clarity Parties by delivering written notice to the Clarity Parties within 60 days of the date of such final rejection (the “Call Date”); provided, however, Hitachi shall not be entitled to exercise this right if such rejected action required any Clarity Party to extend capital to, or otherwise incur liabilities (contingent or otherwise) on behalf or for the benefit of the Company or any of its Subsidiaries, or to grant any liens on any of the property of any Clarity Party.
     B. Section 11(b) of the Stockholders Agreement is hereby amended in its entirety to read as follows:
     At any time beginning on the third anniversary of the Closing Date and ending on July 31, 2007, Clarity may demand a determination of the Fair Market Value (a “Determination Notice”) for purposes of this Section 1.1. After the receipt of any Determination Notice, the Company and Clarity shall promptly determine the Fair Market Value hereunder and within 30 days after the Fair Market Value has been determined, Clarity may demand purchase of the Stockholder Shares held by the Clarity Parties (the “Put Notice”), in whole or in part, at an amount equal to the Put Price by notice to the Company; provided that the Clarity Parties shall be entitled to no more than one demand pursuant to this Section 11. The Put Price shall be payable by the Company in U.S. dollars to the Clarity Parties on the twentieth Business Day after receipt of the Put Notice by wire transfer of immediately available funds to the account(s) designated by the Clarity Parties upon surrender of certificates representing the Stockholder Shares that are the subject of such Put Notice.
     C. This Amendment may be executed in one or more counterparts, any one of which may bear the signature of fewer than all of the signatories hereto, but all of which taken together shall constitute one agreement.
     D. Except as expressly set forth herein, the terms and provisions of the Stockholders Agreement remain in full force and effect and the parties hereby ratify and affirm the Stockholders Agreement.
     E. The terms and provisions of the Stockholders Agreement shall govern this Amendment.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Stockholders Agreement to be duly executed and delivered as of the date first above written.

OPNEXT, INC.

By:	/s/ Harry L. Bosco

Harry L. Bosco
Chief Executive Officer and President

CLARITY PARTNERS, L.P.

By:	CLARITY GENPAR, LLC,
its general partner

By:	/s/ David Lee

David Lee
Managing Member

CLARITY OPNEXT HOLDINGS I, LLC
By: Clarity Partners, L.P., its Manager

By:	CLARITY GENPAR, LLC,
its general partner

By:	/s/ David Lee

David Lee
Managing Member

CLARITY OPNEXT HOLDINGS II, LLC
By: Clarity Partners, L.P., its Manager

By:	CLARITY GENPAR, LLC,
its general partner

By:	/s/ David Lee

David Lee
Managing Member

HITACHI, LTD.

By:	/s/ Isao Ono

Isao Ono
Executive Vice President and Executive Officer

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THIRD AMENDMENT TO STOCKHOLDERS’ AGREEMENT
     THIS THIRD AMENDMENT TO STOCKHOLDERS’ AGREEMENT (this “Agreement”) is entered into as of January 23, 2007 by and among Opnext, Inc., a Delaware corporation (the “Company”), Hitachi, Ltd., a corporation organized under the laws of Japan (“Hitachi”), Clarity Partners, L.P., a Delaware limited partnership (“Clarity”), Clarity OpNext Holdings I, LLC, a Delaware limited liability company (“Holdings I”) and Clarity OpNext Holdings II, LLC, a Delaware limited liability company (“Holdings II”),
WITNESSETH:
     WHEREAS, the parties hereto have entered into that certain Stockholders’ Agreement, dated as of July, 31, 2001 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Agreement”; and as amended by the First Amendment to the Stockholders’ Agreement dated as of October 1, 2002 and by this Amendment and as the same may further amended, supplemented or otherwise modified from time to time, the “Agreement”);
     WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Existing Agreement;
     WHEREAS, in connection with the Company’s filing of a registration statement on Form S-1, the parties wish to amend certain terms of the Existing Agreement as set forth herein;
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Existing Agreement as follows:
     Section 1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Existing Agreement.
     Section 2. Amendment to Section 7(c) of the Existing Agreement. Section 7(c) is hereby amended by adding the following sentence at the end of Section 7(c):
     “Notwithstanding anything contained to the contrary herein, each Stockholder agrees that each share of Class A Common Stock shall convert automatically into one issued, fully paid and non-assessable share of Class B Common Stock upon the approval thereof by the affirmative vote of a majority of directors of the Board; provided, however, that in the event that the Company’s initial public offering (the “IPO”) is not completed on or prior to April 30, 2007, each Stockholder agrees to take all action necessary to, as soon as reasonably practicable thereafter, exchange each share of common stock converted pursuant to this Section 7(c) into one share of newly-issued Class C Common Stock, which Class C Common Stock shall have the same rights as the shares of Class A Common Stock previously converted pursuant hereto.”
     Section 4. Amendment to add a new Section 29. The Existing Agreement is hereby amended to add the following new Section 29:

     “Notwithstanding anything contained to the contrary herein, each party hereto agrees that this Agreement shall automatically terminate immediately upon the consummation of the Company’s IPO, provided however, that Section 25 shall survive any such termination.”
     3. References to Agreement. All references in the Agreement to “this Agreement”, “hereunder”. “hereof”, “herein” or words of like import shall mean and be a reference to the Agreement as amended and modified hereby.
     Section 4. Effectiveness. This Amendment shall become effective as of the date first written above.
     Section 5. Continuing Validity of Existing Agreements. Except as specifically amended above, the Existing Agreement shall remain in full force and effect and is hereby ratified and confirmed.
     Section 6. Governing Law. This Amendment shall be governed by the laws of the State of Delaware.
     Section 7. Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to the Stockholders’ Agreement as of the date first written above.

OPNEXT, INC.

By:	/s/ Harry L. Bosco

Harry L. Bosco
Chief Executive Officer and President

CLARITY PARTNERS, L.P.

By:	CLARITY GENPAR, LLC,
its general partner

By:	/s/ David Lee

David Lee
Managing Member

CLARITY OPNEXT HOLDINGS I, LLC
By: Clarity Partners, L.P., its Manager

By:	CLARITY GENPAR, LLC,
its general partner

By:	/s/ David Lee

David Lee
Managing Member

CLARITY OPNEXT HOLDINGS II, LLC
By: Clarity Partners, L.P., its Manager

By:	CLARITY GENPAR, LLC,
its general partner

By:	/s/ David Lee

David Lee
Managing Member
Signature Page to Amendment to Stockholders’ Agreement

HITACHI, LTD.

By:	/s/ Naoya Takahashi

Naoya Takahashi Vice President and Executive Officer
Signature Page to Amendment to Stockholders’ Agreement